Exhibit 99

Sypris Reports Fourth Quarter Results

EPS UP 133%; BACKLOG UP 57%; 2022 OUTLOOK RAISED

LOUISVILLE, Ky.--(BUSINESS WIRE)--March 17, 2022--Sypris Solutions, Inc. (Nasdaq/GM: SYPR) today reported financial results for its fourth quarter and full-year ended December 31, 2021.

HIGHLIGHTS
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  Revenue for the fourth quarter increased 25.2% year-over-year, driven by a 30.0% increase at Sypris Electronics and a 21.7% increase at Sypris Technologies.
  Gross profit increased 65.1% year-over-year, the result of an 83.5% increase at Sypris Electronics and a 51.5% increase at Sypris Technologies.
  Gross margin increased 420 basis points to 17.1%, reflecting a 540-basis point expansion for Sypris Electronics and a 310-basis point increase for Sypris Technologies.
  Earnings per diluted share rose 133.3% to $0.02 per share, up from a loss of $0.06 per share for the prior-year period, reflecting the combined strength of top line growth and margin expansion. EPS for the full year increased 62.5% to $0.13 per share, up from $0.08 per share for 2020.
  Year-end backlog increased 56.8% when compared to the prior-year period, driven by a 46.1% increase in orders for the year at Sypris Electronics.
  Sypris Electronics recently announced several important new contract awards, including the following:
    A contract to manufacture and test embedded circuit card assemblies that will perform certain cryptographic functions for the Army Key Management System, with production to begin in 2022;
    A multi-year follow-on contract to produce and test electronic power supply modules for a large, mission-critical U.S. Navy program, which is expected to result in a meaningful step-up in shipments from existing levels beginning in 2022; and
    A multi-year follow-on contract to produce and test a variety of electronic power supply modules for a mission-critical, long-range, precision-guided anti-ship missile system, which is forecast to result in a material increase in production volume from existing levels beginning in 2022.
  Subsequent to quarter-end, Sypris Technologies announced a long-term, sole-source contract extension to provide drivetrain components for use in the production of medium and heavy-duty commercial vehicles. In addition, the Company was awarded a new program to supply components for use in all-terrain vehicles.
  The Company updated its outlook for 2022, with revenue now expected to increase 25% to 30% year-over-year, up from prior guidance of 25% in November. Gross margins are now expected to expand 200 to 250 basis points on the year, up from 200 basis points previously, while cash flow from operations is still forecast to increase materially year-over-year.

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“We were pleased with our fourth quarter performance, as both segments reported strong double-digit growth in both revenue and gross profit while operating in an increasingly dynamic environment. Our teammates throughout the company simply did an excellent job and as a result, we are well-positioned for further growth in 2022,” commented Jeffrey T. Gill, Chairman, President & Chief Executive Officer.

“Full year revenue increased over 18% from the prior year, primarily driven by strong demand in the automotive, commercial vehicle, sport utility and off-highway markets served by Sypris Technologies. Our recent announcement of the long-term, sole-source contract extension with one of our key customers, when combined with the favorable outlook in our markets, provides Sypris Technologies with a solid path for additional growth going forward.”

“Backlog for Sypris Electronics reached its highest point in over a decade, with deliveries now scheduled well into 2023. Revenue in the fourth quarter increased 23% sequentially and 30% year-over-year, while recent contract wins are expected to provide meaningful growth to our top line during 2022. We have received customer support for multi-year material commitments to meet this growth, which is expected to help alleviate future potential production disruptions.”

“Our energy markets have strengthened, resulting in a much-improved fourth quarter for our energy products business when compared to the prior year. Additional opportunities for growth may exist with new projects in support of increasing oil and gas production. We are also actively pursuing applications for our products in new and adjacent markets to further diversify our market and customer portfolios.”

Fourth Quarter and Full-Year Results

The Company reported revenue of $25.8 million for the fourth quarter ended December 31, 2021, compared to $20.6 million for the prior-year period. Net income was $0.4 million for the fourth quarter of 2021, or $0.02 per diluted share, compared to a net loss of $1.2 million, or $0.06 per share, for the prior-year period. Results for the quarter ended December 31, 2020, include a loss of $0.6 million on the disposal of assets.

For the full-year 2021, the Company reported revenue of $97.4 million compared with $82.3 million for the prior year. Net income was $2.9 million, or $0.13 per diluted share, for 2021 compared with $1.7 million, or $0.08 per diluted share, for the prior year. Results for 2021 include the recognition of a $3.6 million gain on the forgiveness of the Company’s PPP loan. Results for 2020 include an income tax benefit of $3.2 million, primarily from the release of a valuation allowance on certain foreign deferred tax assets, and net gains of $0.2 million from the sale of idle assets by Sypris Technologies.

Sypris Technologies

Revenue for Sypris Technologies was $14.7 million in the fourth quarter of 2021 compared to $12.1 million for the prior-year period, reflecting the positive impact of new programs, the strength of the commercial vehicle market and increased energy related product sales. Gross profit for the fourth quarter of 2021 was $2.3 million, or 15.8% of revenue, compared to $1.5 million, or 12.7% of revenue, for the same period in 2020. Gross profit for the fourth quarter of 2021 was positively impacted by the increase in volume and a favorable product mix.

Sypris Electronics

Revenue for Sypris Electronics was $11.1 million in the fourth quarter of 2021 compared to $8.5 million for the prior-year period. Shipments under a full rate production contract ramped during the fourth quarter of 2021 along with increased shipments for a communications program, driving the increase in revenue. Supply chain constraints partially offset these gains, limiting shipments on certain other programs in the period. Gross profit for the fourth quarter of 2021 was $2.1 million, or 18.7% of revenue, compared to $1.1 million, or 13.3% of revenue, for the same period in 2020 due to higher volumes and a more favorable mix. Sypris Electronics secured favorable pricing from a customer on certain units shipped during the period on one of its multi-year programs. Additionally, a price increase was enacted during 2021 on another key multi-year program that will continue into 2022.

Outlook

Commenting on the future, Mr. Gill added, “Demand is up considerably from customers serving the automotive, commercial vehicle and sport utility markets, with Class 8 forecasts showing year-over-year production increases of 11.9% for 2022 and an additional 21.6% in 2023. Similarly, demand from customers in the defense and communications sector remains robust. While the outlook for the energy market is somewhat uncertain, we continue to secure new orders on important projects around the world.”

“We expect our backlog and markets to support continued revenue and earnings growth during 2022. We have updated our outlook accordingly, with revenue forecast to increase 25-30% year-over-year. We expect gross margin to follow suit, expanding 200-250 basis points in 2022 when compared to the prior year, while cash flow from operations is forecast to increase materially year-over-year supported by strong earnings growth.”

Webcast and Conference Call Information

Sypris Solutions will host a listen only conference call to discuss the Company's financial results today, March 17, 2022, at 9:00 a.m. (Eastern Time). To listen to the call, participants should dial (833) 316-0560 approximately 10 minutes prior to the start of the call (ask to be joined into the Sypris Solutions, Inc. call).

The live broadcast of Sypris’ quarterly conference call will also be available online at www.sypris.com on March 17, 2022, beginning at 9:00 a.m. (Eastern Time). The online replay will be available at approximately 11:00 a.m. (Eastern Time) and continue for 30 days. Related presentation materials will be posted to the “Investor Information” section of the Company’s website at www.sypris.com, located under the sub-heading “Upcoming Events,” prior to the call.

About Sypris Solutions

Sypris Solutions is a diversified provider of truck components, oil and gas pipeline components and aerospace and defense electronics. The Company produces a wide range of manufactured products, often under multi-year, sole-source contracts. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Forward-looking statements include our plans and expectations of future financial and operational performance. Each forward-looking statement herein is subject to risks and uncertainties, as detailed in our most recent Form 10-K and Form 10-Q and other SEC filings. Briefly, we currently believe that such risks also include the following: our failure to achieve and maintain profitability on a timely basis by steadily increasing our revenues from profitable contracts with a diversified group of customers, which would cause us to continue to use existing cash resources or require us to sell assets to fund operating losses; our failure to successfully complete final contract negotiations with regard to our announced contract “orders”, “wins” or “awards”; our failure to successfully win new business or develop new or improved products or new markets for our products; the termination or non-renewal of existing contracts by customers; breakdowns, relocations or major repairs of machinery and equipment, especially in our Toluca Plant; volatility of our customers’ forecasts especially in the commercial truck markets and our contractual obligations to meet current scheduling demands and production levels (especially in our Toluca Plant), which may negatively impact our operational capacity and our effectiveness to integrate new customers or suppliers, and in turn cause increases in our inventory and working capital levels; cost, quality and availability or lead times of raw materials such as steel, component parts (especially electronic components), natural gas or utilities including increased cost relating to inflation; the impact of the current coronavirus disease (“COVID-19”) and economic conditions on our future operations; possible public policy response to the pandemic, including U. S or foreign government legislation or restrictions that may impact our operations or supply chain; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including the impact of inflation, tariffs, product recalls or related liabilities, employee training, working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; dependence on, retention or recruitment of key employees and distribution of our human capital; inaccurate data about markets, customers or business conditions; disputes or litigation involving governmental, supplier, customer, employee, creditor, stockholder, product liability, warranty or environmental claims; the fees, costs and supply of, or access to, debt, equity capital, or other sources of liquidity; our reliance on a few key customers, third party vendors and sub-suppliers; inventory valuation risks including excessive or obsolescent valuations or price erosions of raw materials or component parts on hand or other potential impairments, non-recoverability or write-offs of assets or deferred costs; failure to adequately insure or to identify product liability, environmental or other insurable risks; unanticipated or uninsured product liability claims, disasters, public health crises, losses or business risks; the costs of compliance with our auditing, regulatory or contractual obligations; labor relations; strikes; union negotiations; costs associated with environmental claims relating to properties previously owned; pension valuation, health care or other benefit costs; our inability to patent or otherwise protect our inventions or other intellectual property from potential competitors; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; our reliance on revenues from customers in the oil and gas and automotive markets, with increasing consumer pressure for reductions in environmental impacts attributed to greenhouse gas emissions and increased vehicle fuel economy; U.S. government spending on products and services that Sypris Electronics provides, including the timing of budgetary decisions; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; risks of foreign operations; currency exchange rates; war, geopolitical conflict, terrorism, or political uncertainty, including disruptions resulting from the conflict between Russia and Ukraine arising out of international sanctions, foreign currency fluctuations and other economic impacts; the potential default of the U.S. federal government if Congress fails to pass a 2022 budget resolution; cyber security threats and disruptions, including ransomware attacks on our systems and the systems of third-party vendors and other parties with which we conduct business, all of which may become more pronounced in the event of geopolitical conflicts and other uncertainties, such as the conflict in Ukraine; our ability to maintain compliance with the Nasdaq listing standards minimum closing bid price; risks related to owning our common stock, including increased volatility; or unknown risks and uncertainties. We undertake no obligation to update our forward-looking statements, except as may be required by law.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	December 31,
	2021	2020
	(Unaudited)
Revenue	$25,800	$20,614
Net income (loss)	$436	$(1,174)
Income (loss) per common share:
Basic	$0.02	$(0.06)
Diluted	$0.02	$(0.06)
Weighted average shares outstanding:
Basic	21,694	21,259
Diluted	22,941	21,259

	Year Ended
	December 31,
	2021	2020
	(Unaudited)
Revenue	$97,434	$82,346
Net income	$2,923	$1,668
Income per common share:
Basic	$0.14	$0.08
Diluted	$0.13	$0.08
Weighted average shares outstanding:
Basic	21,585	21,084
Diluted	23,001	21,086

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Net revenue:
Sypris Technologies	$14,715	$12,087	$61,737	$45,321
Sypris Electronics	11,085	8,527	35,697	37,025
Total net revenue	25,800	20,614	97,434	82,346
Cost of sales:
Sypris Technologies	12,389	10,552	53,622	39,157
Sypris Electronics	9,008	7,395	29,306	31,137
Total cost of sales	21,397	17,947	82,928	70,294
Gross profit:
Sypris Technologies	2,326	1,535	8,115	6,164
Sypris Electronics	2,077	1,132	6,391	5,888
Total gross profit	4,403	2,667	14,506	12,052
Selling, general and administrative	3,291	2,838	12,596	11,962
Operating income (loss)	1,112	(171)	1,910	90
Interest expense, net	224	202	868	838
Other expense, net	147	658	645	544
Forgiveness of PPP Loan and related interest	-	-	(3,599)	-
Income (loss) before taxes	741	(1,031)	3,996	(1,292)
Income tax expense (benefit), net	305	143	1,073	(2,960)
Net income (loss)	$436	$(1,174)	$2,923	$1,668
Income (loss) per common share:
Basic	$0.02	$(0.06)	$0.14	$0.08
Diluted	$0.02	$(0.06)	$0.13	$0.08
Dividends declared per common share	$-	$-	$-	$-
Weighted average shares outstanding:
Basic	21,694	21,259	21,585	21,084
Diluted	22,941	21,259	23,001	21,086

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,620	$11,606
Accounts receivable, net	8,467	7,234
Inventory, net	30,100	16,236
Other current assets	5,868	4,360
Total current assets	56,055	39,436
Property, plant and equipment, net	14,140	10,161
Operating lease right-of-use assets	5,140	6,103
Other assets	4,170	5,008
Total assets	$79,505	$60,708
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,962	$6,734
Accrued liabilities	19,646	11,969
Operating lease liabilities, current portion	1,063	965
Finance lease obligations, current portion	983	393
Equipment financing obligations, current portion	336	-
Note payable - PPP Loan, current portion	-	1,186
Total current liabilities	33,990	21,247

Operating lease liabilities, net of current portion	4,878	5,941
Finance lease obligations, net of current portion	3,469	1,927
Equipment financing obligations, net of current portion	868	-
Note payable - PPP Loan, net of current portion	-	2,372
Note payable - related party	6,484	6,477
Other liabilities	10,530	7,969
Total liabilities	60,219	45,933
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	-	-
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	-	-
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	-	-
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 21,864,743 shares issued and 21,864,724 outstanding in 2021 and 21,302,194 shares issued and 21,300,958 outstanding in 2020	218	213
Additional paid-in capital	154,904	155,025
Accumulated deficit	(112,842)	(115,765)
Accumulated other comprehensive loss	(22,994)	(24,698)
Treasury stock, 19 and 1,236 in 2021 and 2020, respectively	-	-
Total stockholders’ equity	19,286	14,775
Total liabilities and stockholders’ equity	$79,505	$60,708

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Year Ended
	December 31,
	2021	2020
	(Unaudited)
Cash flows from operating activities:
Net income	$2,923	$1,668
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,646	2,503
Forgiveness of PPP Loan and related interest	(3,599)	-
Deferred income taxes	1,015	(3,070)
Stock-based compensation expense	491	426
Deferred loan costs recognized	7	14
Net loss (gain) on the sale of assets	11	(236)
Provision for excess and obsolete inventory	162	222
Non-cash lease expense	963	911
Other noncash items	150	(1)
Contributions to pension plans	(297)	(862)
Changes in operating assets and liabilities:
Accounts receivable	(1,265)	214
Inventory	(13,978)	4,230
Prepaid expenses and other assets	(1,314)	(204)
Accounts payable	5,268	(2,591)
Accrued and other liabilities	11,055	424
Net cash provided by operating activities	4,238	3,648
Cash flows from investing activities:
Capital expenditures	(2,824)	(1,542)
Proceeds from sale of assets	10	1,969
Net cash (used in) provided by investing activities	(2,814)	427
Cash flows from financing activities:
Principal payments on finance lease obligations	(499)	(715)
Principal payments on equipment financing obligations	(176)	-
Proceeds from Paycheck Protection Program loan	-	3,558
Indirect repurchase of shares for minimum statutory tax withholdings	(607)	(103)
Net cash (used in) provided by financing activities	(1,282)	2,740
Effect of exchange rate changes on cash balances	(128)	(304)
Net increase in cash and cash equivalents	14	6,511
Cash and cash equivalents at beginning of period	11,606	5,095
Cash and cash equivalents at end of period	$11,620	$11,606

Contacts

Anthony C. Allen
Chief Financial Officer
(502) 329-2000